Exhibit 10.3

September 25, 2011

Brian Warren

Dear Brian,

We are very pleased to confirm our discussion regarding your joining CoreSite and to provide you this letter formally offering you the at-will position of Vice President of Product Management at CoreSite, L.L.C. (the “Company”).  As discussed, this position initially reports to the Chief Executive Officer with a potential subsequent reporting change to a Company Senior Vice President.  You will be expected to perform duties commensurate with your position, as well as other duties as assigned by the Company.  Your work location will be the Denver office location, although you may be expected to travel from time to time.

I hope that you will find the Company’s offer attractive and that you will accept our offer to work with us beginning not later than October 24, 2011.  Please indicate your acceptance by signing and returning this letter no later than September 30, 2011.  If you do not sign and return this letter by such date, this offer will be deemed withdrawn.

This letter sets forth some important details pertaining to your employment.

1.                                      Compensation.  As an overtime-exempt employee, your base salary will be $175,000 annually, payable on a bi-weekly basis.  Your salary may be adjusted annually, solely at the Company’s discretion.  CoreSite’s regular business hours are 8:00 a.m. to 5:00 p.m., Monday through Friday.  You are expected to be available for customer needs during business hours.  Your position as an exempt employee may require that you work beyond the regular business hours from time to time; as an overtime-exempt employee, you are not eligible for overtime compensation.

2.                                      One-time cash signing bonus and annual year-end cash bonus.  Upon commencement of your employment with the Company, you will receive a one-time signing bonus of $33,500.  Should you resign from the Company voluntarily at any time prior to March 31, 2012, you will be required to repay the full amount of this signing bonus.  You also will be eligible for a discretionary annual target cash bonus of 40% of your base salary, prorated for calendar year 2011.  Payment of these bonuses are in the Company’s sole discretion, based upon the Company’s performance and your individual performance and contribution.

3.                                      Benefits.  You will be eligible to participate in the Company’s health insurance, life insurance, and disability plans, subject to regular eligibility requirements with respect to such benefit plans, which may be amended from time to time.  Should you elect to participate in these programs, you will submit your benefit elections through our Employee Portal.  If you have questions about the benefits, please contact Human Resources by calling 303-405-1038.  Remember — benefit enrollment is your responsibility.  The Company’s contributions, if any, toward your benefits will commence as of your employment commencement date.  If you do not enroll at the time of your initial eligibility, you will have to wait for the next annual enrollment period or qualifying event.

You will earn four weeks of paid time off annually under the terms of the Company’s policy.

1050 17th Street, Suite 800 | Denver, CO 80265 USA | T +1 866.777.CORE | F +1 877.233.3607 | www.CoreSite.com

STRONG DATA CENTERS.  LASTING RELATIONSHIPS.

4.                                      Participation in Company Equity Program.

A.            Upon employment commencement. You will receive the following one-time long-term incentive plan (“LTIP”) grants upon the later to occur of your employment commencement date or the next regularly scheduled meeting of the Board of Directors of CoreSite Realty Corporation (“CoreSite”) (the “Grant Date”). The LTIP grants will be granted under and be subject to the terms, including terms related to forfeiture, of CoreSite’s 2010 Equity Incentive Award Plan (the “Plan”) and will vest 25% upon each anniversary following the Grant Date.

a.              Options.  You will receive a nonqualified stock option grant (the “Option Grant”) to purchase 3,839 shares of common stock of CoreSiteat an exercise price equal to the last trading price of CoreSite’s common stock on the Grant Date.  The number of shares subject to the Option Grant is equal in value to $15,700, as determined by the Black-Scholes pricing model assuming as stock price of $13.94, the last trading price of CoreSite’s common stock on September 22, 2011.

b.              Restricted stock. You will receive a restricted stock grant equal to 4,505 shares of CoreSite’s common stock.  The number of shares to be granted is equal to $62,800 divided by $13.94, the last trading price of CoreSite’s common stock on September 22, 2011.

B.            Eligibility for additional annual grants. You will be eligible to participate in the Company’s LTIP program annually following your commencement date at a target grant value equal to 75% of your base salary. The Company may award grants in March of each year, subject to approval by and authorization of the Board of Directors.  These LTIP grants are in the Company’s sole discretion, based upon the Company’s performance and your individual performance and contribution.

5.                                      Paid Parking.  CoreSite provides on-site parking for all employees.  Alternatively employees who commute to work via public transportation are eligible for reimbursement up to $180.00 per month.

6.                                      Compliance with law and Company policies and procedures.  You agree that you will at all times act in compliance with the Company’s policies and procedures, and any law governing the Company or your employment.  You understand and agree that the Company policies and procedures do not create any contractual relationship between you and the Company, and the policies and procedures may be changed at any time, for any reason, at the sole discretion of the Company.  You represent that to your knowledge, no investigation, claim or litigation is currently pending or threatened against you at this time relating to or arising out of your activities as an employee.  You understand that throughout your employment with the Company and upon termination, you are required to fully disclose to the Company any instances of actual or possible regulatory violations by the Company or its affiliates of which you are or become aware.

7.                                      Company Property.  During your employment with the Company, you may be given access to Company Property.  “Company Property” means all property, whether intangible or tangible, that belongs to the Company or any of its affiliates (including but not limited to CoreSite Realty Corporation and CoreSite, L.P.), including, but not limited to, trade secrets, work product, drawings, blueprints, reports, computer programs, customer lists, prospect lists, forms, manuals, records, correspondence, contracts, notes, memoranda, notebooks and other documents of the Company, software media, equipment, and all other materials relating in any way to the

Company’s business.  By signing below and accepting this offer of employment, you agree that, during your employment and after its termination, you will not use any Company Property for any purpose other than for the benefit of the Company.  Except for business uses related to the performance of your job, you will not remove from Company premises any Company Property without the prior written consent of your supervisor. You further agree that you will not during, or at any time after the termination of your employment with the Company, disclose or divulge to others, including future employers, any trade secrets, confidential information, or other proprietary, information of the Company, in whatever form.

You also agree, by signing below, that upon the termination of your employment from the Company, you will return to the Company all Company Property, obtained by you during the course of your employment with the Company.  You agree that you will not keep any Company Property, including but not limited to any electronic copies or notes related in any way to such Company Property.

8.                                      Name & Likeness Rights, etc.  By signing this letter, you authorize the Company to use, reuse, and to grant others the right to use and reuse your name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after your employment, for whatever purposes the Company deems necessary.

9.                                      Background Verification and Drug Screen.  The Company utilizes the services of Sterling Info Systems for background verification services; a background verification may include review of your criminal and credit history.  While criminal background or poor credit history are not an automatic bar to employment, the Company reserves the right to withdraw this offer of employment or discontinue your employment in its sole discretion, contingent upon the final background check results and in accordance with applicable law.

In addition, the Company requires that you undergo a drug screen.  Failure to pass this drug screen will result in withdrawal of this offer of employment in accordance with applicable law.

10.                               Entire Agreement.  This letter contains all agreements, understandings, and arrangements between you and the Company and no other agreements, understandings or arrangements exists.  All previous agreements, understandings, and arrangements, if any, between you and the Company relating to your employment are terminated by this letter and are hereby null and void.  This letter may be amended, waived, changed, modified, extended or rescinded only by a writing signed by both you and the Company.

11.                               At-Will Employment and Senior Management Severance and Change in Control Program: The Company is an at-will employer, which means that your employment with the Company may be terminated by you or the Company at any time and for any reason, with or without notice or cause. This “at will” employment relationship may not be modified by any oral or implied agreement.  Notwithstanding your status as an at-will employee, you will be entitled to the benefits set forth in CoreSite’s Senior Management Severance and Change in Control Program (the “Severance Program”), a copy of which is attached hereto.  These benefits will be subject to your execution of the Participation Letter Agreement, a form of which is attached as Exhibit A to the Severance Program, upon commencement of your employment.

Please indicate your acceptance of this offer by signing on the appropriate space indicated below, and fax or e-mail to lori.hossack@coresite.com, no later than September 30, 2011.

The Company complies with the Immigration Reform and Control Act of 1986, as well as applicable state law.  We therefore will need to verify your eligibility for employment.  A listing of acceptable documents can be found in your new hire paperwork.  If you do not provide the required documentation, by law, we cannot permit you to begin work.

Therefore, please be prepared to provide any documents required to verify your identity and eligibility to work in the United States.  A list of acceptable documents is described on the enclosed I-9 form.

We are all excited about the opportunity to work with you. On behalf of all our team members, welcome to the CoreSite team.

Sincerely,

Lori Hossack

Lori Hossack

Director of Human Resources, CoreSite

I accept the employment subject to the terms set forth in this letter.  I understand that my employment with the Company is at-will, and may be terminated by me or the Company, at any time for any reason, with or without notice:

Brian Warren	Date

Approved by CoreSite (Following receipt of signed acceptance by employee)

Tom Ray	Date